EXHIBIT A

         Ross Financial Corporation
         Liposome Inc.


     TRADE DATE QUANTITY     PRICE          COST     COMMISSION    TOTAL COST
     04/23/97   1,000,000   20.8750  20,875,000.00               20,875,000.00
       Totals:  1,000,000   20.8750  20,875,000.00          0.00 20,875,000.00

         * All transactions reported on this exhibit were effected directly with the company.